UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2026

ALTIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Clopper Road, Suite 201S Gaithersburg, Maryland		20878
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (240) 654-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 27, 2026, Altimmune, Inc. (the “Company”), has drawn $10.0 million in an aggregate principal amount (“Tranche Three”) from its $125.0 million Loan and Security Agreement, dated as of May 13, 2025 (as amended by the Amendment to Loan and Security Agreement, dated as of November 5, 2025, the “Loan Agreement”), with Hercules Capital, Inc., and other lenders party thereto, which amount was made available upon achievement of certain clinical and financial milestones and subject to other terms and conditions set out in the Loan Agreement (the “Tranche 3 Milestone”).

As a result of occurrence and satisfaction of the Tranche 3 Milestone, (i) the Amortization Date and interest-only period has been extended to June 1, 2028, and (ii) pursuant to the Minimum Cash covenant set forth in Section 7.19(a)(i) of the Loan Agreement, the Company shall maintain Qualified Cash in an amount greater than or equal to the outstanding principal amount of the Term Loan Advances multiplied by 60%. A Tranche Facility Charge of 1.0% has been netted from the Tranche Three funding, and the end of term charge remains at 6.25% of the amounts funded.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTIMMUNE, INC.

By:	/s/ Gregory Weaver
Name: Gregory Weaver
Title: Chief Financial Officer

Dated: October 29, 2026